Exhibit 10.1

June 4, 2018

Robert W. Azelby

Dear Bob:

On behalf of Alder BioPharmaceuticals, Inc. (“Alder” or the “Company”), we are pleased to offer you the position of President and Chief Executive Officer (“CEO”), working generally in the Bothell, Washington office and reporting to the Company’s Board of Directors (the “Board”).  Your anticipated employment start date is June 13, 2018.

The terms under which we offer you this position, in their entirety, are as follows:

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Compensation.  Your starting rate of pay will be $600,000 annually, less standard payroll deductions and withholdings, paid in accordance with the Company’s standard payroll practices.  You will also be eligible for an annual performance and retention bonus, with a target amount equal to sixty percent (60%) of your annual base salary.  The targeted goals will be developed in collaboration with the Board or a Board designated committee, and you.  Your actual bonus payment, if any, will depend on the assessment by the Board (or designated committee thereof) of your individual performance as well as the Company’s attainment of these written targeted goals. As a condition to earning and receiving any annual bonus, you must remain an active employee with the Company through the date the bonus is paid.  The annual bonus for 2018, if any, will be assessed and calculated pro-rata based on the period of time you were employed by Alder during that calendar year.

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Stock Options.  The Board views stock option grants as an important portion of the compensation package.  As a material inducement to your acceptance of this offer, subject to approval by the Board, Alder is pleased to offer you a non-statutory option (the “Time-Based Option”) to purchase 1,000,000 shares of common stock of the Company and a non-statutory option (the “Performance-Based Option” and together with the Time-Based Option, the “Options”) to purchase 150,000 shares of common stock of the Company, each with an exercise price equal to the fair market value of a share of common stock as of the date of grant.  The Time-Based Option will vest with respect to 25% of the shares underlying the Time-Based Option one year after your employment start date and the remaining 75% of the shares underlying the Time-Based Option will vest in equal monthly installments over the 36 month period following the one year anniversary of your employment start date, subject to your continued service with the Company through each relevant vesting date.  The Performance-Based Option will vest upon acceptance by the U.S. Food and Drug Administration (or any successor entity thereto) (the “FDA”) no later than December 31, 2019 of the first Biologics License Application submitted to the FDA by the Company or an affiliate seeking approval for the commercial sale and marketing of eptinezumab in the U.S. The Company understands that you would not accept employment with the Company but for the granting of the Options.  The Options will be subject to the terms of a non-shareholder approved equity incentive plan to be approved by the Board’s independent compensation committee or a majority of the independent directors pursuant to the “inducement exception” provided under NASDAQ Listing Rule 5635(c)(4).  We anticipate that the terms of this plan and the applicable stock option agreements will be similar to the terms of the Company’s other equity incentive plan and standard form of stock option agreement thereunder.

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Benefits.  As a full-time employee you will be entitled to participate in our employee benefit programs, including medical, dental and vision insurance programs. The details of these plans are available upon request, and generally will be described on your first day of work. You will be reimbursed for reasonable and necessary business expenses, pursuant to the Company’s policies and practices for reimbursement of business expenses.  In connection with your work for the Company, you will also be provided with a Company-owned lap top and/or tablet, which devices must be used in accordance with applicable Company policies and returned to the Company upon your termination of employment, regardless of the reason for termination. Pursuant to the Company’s applicable policies, you will also be eligible to take four (4) weeks of paid vacation time per year, and Alder observes the following paid holidays: Memorial Day, Independence Day, Labor Day, Thanksgiving, the Friday after Thanksgiving, and the week of Christmas to New Year’s Day.

You also will be a participant in the Alder Executive Severance Benefit Plan, pursuant to the terms and conditions set forth in such plan, as it may be amended and in effect from time to time; provided, however, that as part of this offer letter agreement, the Company agrees that as applicable to you: (1) the Company will consider the “Severance Multiplier” set forth in Section 2(u)(1) of such plan to be “twenty-four (24)” instead of “eighteen (18);” (2) the Company will consider the definition of “Cause” set forth in Section 2(f) of such plan to begin “‘Cause’ shall be” instead of “‘Cause’ shall include, but not be limited to;” and (3) the Company will consider the definition of “Non-Change in Control Termination” set forth in Section 2(n) of such plan to provide the following: “‘Non-Change in Control Termination’ means a Participant’s Separation from Service due to (i) dismissal or discharge by the Company or an Affiliate for a reason other than death, disability, or Cause, or  (ii) a Resignation for Good Reason, either of which does not occur in connection with or within twelve (12) months following the effective date of a Change in Control.  In no event will a Participant’s Separation from Service due to death, disability or Cause, or a resignation by Participant without Good Reason, constitute a Non-Change in Control Termination.”  Except as expressly stated in this paragraph, all other terms and conditions of such plan will remain as set forth in the applicable plan document.

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Board Service.  If you accept this offer, effective upon your employment start date you will become a member of the Board, serving in Class I until your successor has been duly elected and qualified, or, if sooner, until your death, resignation or removal.  So long as you remain an employee of the Company, you will not be entitled to any additional compensation for serving as a member of the Board.

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Offer of Employment Expiration Date.  This offer expires June 6, 2018.  If you sign this offer letter agreement, the terms of this offer letter agreement will be effective as of the first day of your employment with Alder.

In accordance with Washington State law, the employment opportunity that we offer is of indefinite duration and will continue as long as you and the Company consider it of mutual benefit.  Either you or the Company is free to terminate the employment relationship at will and at any time.  Likewise, all terms of your employment here (other than your at-will employment status) are subject to change at the will of the Company management.  Any representations to the contrary that have been made to you are unauthorized and are formally rescinded.

Assuming that you accept this offer of employment, as a condition of employment you must sign and comply with our standard Proprietary Information and Inventions Agreement.  Before your work at Alder begins, we will need a listing of any and all patents that you have invented or co-invented attached to this agreement.  This offer is also contingent upon satisfactory background check, degree verification and proof of your right to work in the United States.

This letter, together with the Alder Executive Severance Benefit Plan and your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by you and a duly authorized member of the Board.  If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This letter agreement shall be interpreted pursuant to the laws of the State of Washington.

We hope you will consider this offer of employment favorably and join us in pursuing our scientific and business goals here at Alder.  If you have any questions regarding any of the above information, please contact me on my mobile phone at any time or Heather Malcolm at 425 205 2908.

To accept this offer, please sign and return one copy of this letter to us.

Sincerely,

/s/ Paul B. Cleveland

Paul B. Cleveland

Interim President and Chief Executive Officer

I understand and accept this offer:

/s/ Robert W. Azelby              June 5, 2018

Signature             Date

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